Exhibit 6.3

Exhibit A to Board Resolutions of Masterworks Cayman SPC

FORM OF DESIGNATION OF [ENTITY NUMBER] SP ORDINARY SHARES

Masterworks Cayman, SPC (the “Company”) shall issue [No. of Shares] ordinary shares of [Entity Number] Segregated Portfolio (“SP Ordinary Shares”) to Masterworks [Entity Number], LLC (“Masterworks [Entity Number]”) at a purchase price of $20.00 per share or an aggregate subscription price of [Aggregate Subscription Price]. The aggregate subscription price will be credited to [Entity Number] Segregated Portfolio and the Ordinary Shares will be issued in a single class to be called “[Entity Number] SP Ordinary Shares”. [Entity Number] SP Ordinary Shares shall be entitled to receive 100% of any amounts determined by the Board of Directors to be distributed to shareholders of [Entity Number] Segregated Portfolio, after payment of any obligations to creditors and or any distributions payable to holders of any outstanding Class M [Entity Number] SP Ordinary Shares of [Entity Number] Segregated Portfolio, if any, at the time such distribution is paid. [Entity Number] SP Ordinary Shares shall have one vote per Ordinary Share on all matters submitted for a vote or consent to shareholders of [Entity Number] Segregated Portfolio, and in the aggregate shall represent 100% of the shareholder voting rights in [Entity Number] Segregated Portfolio, except for any voting rights afforded to the holders of Class M [Entity Number] SP Ordinary Shares by operation of law. In the event that any Class A shares of Masterworks [Entity Number] are issued upon conversion of Class B shares of Masterworks [Entity Number] and or the exchange of Class M [Entity Number] SP Ordinary Shares, the Company shall issue additional [Entity Number] SP Ordinary Shares to Masterworks [Entity Number] as a pro rata distribution such that at all relevant times the number of outstanding [Entity Number] SP Ordinary Shares held by Masterworks [Entity Number] shall equal the number of outstanding Class A shares for Masterworks [Entity Number].

Except as provided herein, the terms of the [Entity Number] SP Ordinary Shares are governed by the Memorandum and Articles of Association of the Company.

Exhibit B to Board Resolutions of Masterworks Cayman SPC

FORM OF DESIGNATION OF CLASS M [ENTITY NUMBER] SP ORDINARY SHARES

1. Designation, Amount. The Company shall issue non-participating ordinary shares of [Entity Number] Segregated Portfolio (“Class M SP Ordinary Shares”) to Masterworks Administrative Services, LLC or its successor (“MAS”), in consideration for management and administration services rendered to Masterworks [Entity Number] pursuant to an amended and restated management services agreement by and among the Company on behalf of [Entity Number] Segregated Portfolio, MAS, and Masterworks [Entity Number], dated December 31, 2023(as amended, the “Management Services Agreement”), at a rate of 1.5% of the total Shares (i.e. SP Ordinary Shares plus Class M SP Ordinary Shares) of [Entity Number] Segregated Portfolio outstanding, after giving effect to such issuance, per annum, commencing on the later of (i) January 1, 2024 or (ii) the earliest closing date on which the offering of Masterworks [Entity Number] is fully subscribed and at least 95% of the subscription proceeds for such offering have been received by Masterworks [Entity Number] and ending on the date the artwork owned by Masterworks [Entity Number] is sold. The Class M SP Ordinary Shares will be issued in a single class to be called “Class M [Entity Number] SP Ordinary Shares”.

2. Distribution Rights. Class M SP Ordinary Shares shall be non-participating shares and shall have no economic rights with respect to [Entity Number] Segregated Portfolio, except as otherwise noted herein. Upon any distribution related to the artwork held by [Entity Number] Segregated Portfolio (a “Liquidating Distribution”), all Class M SP Ordinary Shares shall be automatically exchanged for Class A shares of Masterworks [Entity Number] pursuant to Section 5 herein. In the event of a distribution that is not a Liquidating Distribution, the holders of the Class M SP Ordinary Shares shall receive a distribution pari passu with the holders of [Entity Number] SP Ordinary Shares. The holders of Class M SP Ordinary Shares shall have the right to forfeit all or any portion of such Class M SP Ordinary Shares at any time prior to receipt of a Liquidating Distribution with respect to such Class M SP Ordinary Shares. Upon any such forfeiture, such Class M SP Ordinary Shares shall be disposed of and shall no longer constitute outstanding share capital of the Company.

3. Issuance. The Class M [Entity Number] SP Ordinary Shares shall be subject to the compensation and expense provisions set forth in the Management Services Agreement.

4. Voting Rights. Except as may be required by applicable law, the holders of Class M [Entity Number] SP Ordinary Shares shall have no voting rights.

5. Exchange. The Class M [Entity Number] SP Ordinary Shares shall have no exchange or conversion rights, except as provided herein:

(a) Voluntary. Class M [Entity Number] SP Ordinary Shares may be exchanged at any time, in whole or in part, for Class A shares of Masterworks [Entity Number] at an exchange rate of 1 to 1 in accordance with Masterworks [Entity Number]’s Second Amended & Restated Operating Agreement dated as of December 31, 2023 (as amended, the “A&R Operating Agreement”).

(b) Automatic. If a sale of the artwork held by [Entity Number] Segregated Portfolio is consummated or if there is a Liquidating Distribution, 100% of the Class M [Entity Number] SP Ordinary Shares will automatically be exchanged for Class A shares of Masterworks [Entity Number] at an exchange rate of 1 to 1 in accordance with the A&R Operating Agreement prior to any distribution of funds to Class A shareholders of Masterworks [Entity Number] and no distributions shall be made in respect of the Class M SP Ordinary Shares so exchanged.

(c) Upon any exchange pursuant to clause (a) or (b) above, the Class M SP Ordinary Shares so exchanged shall be immediately disposed of and shall no longer constitute outstanding share capital of the Company.

6. Miscellaneous.

(a) The Class M [Entity Number] SP Ordinary Shares shall be perpetual unless exchanged in accordance herewith.